Exhibit 10.16

Strive, Inc. Employment Agreement

This Employment Agreement (this “Agreement”) is made and entered into as of September 15, 2025, by and between Arshia Sarkhani (the “Executive”) and Strive, Inc. (f.k.a., Asset Entities Inc.), a Nevada corporation (the “Company”).

WHEREAS the Company desires to employ the Executive through one of its subsidiaries on the terms and conditions set forth in this Agreement; and

WHEREAS, the Executive desires to be employed by the Company or one of its subsidiaries, which is currently SEI, on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1.         Term. The term of this Agreement commenced on September 12, 2025 and the period during which the Executive is employed by the Company hereunder is referred to as the “Employment Term.”

2.           Position and Duties.

2.1       Position. During the Employment Term, the Executive shall serve as Chief Marketing Officer and report directly to the Company’s Chief Executive Officer (the “CEO”). In such position, the Executive shall have such duties, authority and responsibilities as may be determined from time to time by the CEO or Board of Directors (the “Board”), as applicable, provided such duties, authority and responsibilities are consistent with the Executive’s position. It is understood and agreed that the Executive’s duties may include providing services to or for the benefit of the Company’s affiliates, including, but not limited to, SEI.

2.2        Duties. During the Employment Term, the Executive agrees to devote substantially all of the Executive’s business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise that would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Company. Notwithstanding the foregoing, the Executive will be permitted to make personal passive investments and manage the Executive’s personal investment portfolio, including purchasing or owning less than five percent of the publicly-traded securities of any corporation; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further that, these investments do not interfere with the performance of the Executive’s duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in Section 2 hereof.

2.3       Place of Performance. The Executive will primarily provide his services remotely, but he will be required to travel regularly on Company business during the Employment Term.

3.           Compensation.

3.1    Base Salary. During the Employment Term, the Company shall pay the Executive an annual base salary of $350,000 in semimonthly installments in accordance with the Company’s customary payroll practices and applicable wage payment laws. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary”.

3.2       Annual Bonus Plan.

(a)          During the Employment Term, the Executive will be eligible to receive an annual bonus for each fiscal year of the Company with a target of fifty percent (50%) of Base Salary (“Target Bonus”) in accordance with the achievement of performance metrics as determined by the Board (or a committee thereof) in consultation with the CEO within sixty (60) days of the beginning of the applicable fiscal year pursuant to the Company’s short term cash incentive plan (the “STI Plan”). The actual amount of the annual bonus for any fiscal year, if any, shall be determined based on actual performance measured against the performance metrics established pursuant to the STI Plan.

(b)          Except as otherwise provided in Section 4, (i) the annual bonus will be subject to the terms of the Company’s short-term cash incentive plan under which it is granted and (ii) in order to be eligible to receive an annual bonus, the Executive must be continuously employed by the Company through the end of the applicable performance period.

3.3        Equity Incentive Plan. During the Employment Term, the Executive shall be eligible to participate in the Strive, Inc. Amended and Restated 2022 Equity Incentive Plan  (together with any successor shareholder approved plan, the “Equity Incentive Plan”).or any successor plan, subject to the terms of such plan, as determined by the Board or the Compensation Committee, in its sole discretion.

3.4        Fringe Benefits and Perquisites. During the Employment Term, the Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Company and governing benefit plan requirements (including plan eligibility provisions), and to the extent the Company provides similar benefits or perquisites (or both) to similarly situated executives of the Company.

3.5        Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

3.6       Vacation; Paid Time Off. During the Employment Term, the Executive shall be entitled to paid vacation on a basis that is similar to that provided to other executives of the Company. The Executive shall receive other paid time off in accordance with the Company’s policies for employees as such policies may exist from time to time.

3.7         Life Insurance Policy. During the Employment Term, the Company shall maintain a term life insurance policy on the Executive’s life, naming the Executive’s designated beneficiary or beneficiaries as the sole beneficiary(ies). The Company shall pay all premiums on such policy. The Company shall provide reasonable evidence of coverage to the Executive upon request.

3.8         Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures. Business expenses are subject to audit and the Executive may be required to reimburse the Company for expenses that are determined to be in violation of the Company’s policies and procedures. The Company may choose to disallow any expenses submitted by the Executive that do not conform to the Company’s reimbursement policies.

3.9       Clawback Provisions. Any amounts payable under this Agreement are subject to any policy established by the Company to comply with applicable law or stock exchange rules providing for clawback or recovery of amounts that were paid to the Executive, including the Strive, Inc. Compensation Recoupment Policy.

4.         Termination of Employment. The Employment Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least 30 days’ advance written notice of any termination of the Executive’s employment. On termination of the Executive’s employment during the Employment Term, the Executive shall be entitled to the following compensation and benefits and will have no further rights to any compensation or any other benefits from the Company or any of its affiliates (collectively, the “Company Group”):

4.1         For Cause or Without Good Reason.

(a)         The Executive’s employment hereunder may be terminated by the Company for Cause or by the Executive without Good Reason. If the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason, the Executive shall be entitled to receive:

(i)         any accrued but unpaid Base Salary and accrued but unused vacation which shall be paid on the pay date immediately following the Termination Date (as defined below) in accordance with the Company’s customary payroll procedures;

(ii)         reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(iii)      such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein (the items described in clauses (i) through (iii), collectively, the “Accrued Amounts”).

(b)          For purposes of this Agreement, “Cause” shall mean:

(i)          the Executive’s failure to perform Executive’s duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii)         the Executive’s failure to comply with any valid and legal directive of the CEO or the Board consistent with Executive’s position and this Agreement;

(iii)       the Executive’s willful engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, materially injurious to the Company or its affiliates;

(iv)        the Executive’s embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company;

(v)       the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(vi)        the Executive’s material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct;

(vii)        the Executive’s willful unauthorized disclosure of Confidential Information (as defined below);

(viii)      the Executive’s material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company; or

(ix)       the Executive’s willful engagement in conduct that brings negative publicity or into public disgrace, embarrassment, or disrepute causing demonstrable financial harm to the Company.

For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have thirty (30) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause, to the extent curable. The Company may place the Executive on paid leave for up to sixty (60) days while it is determining whether there is a basis to terminate the Executive’s employment for Cause. Any such action by the Company will not constitute Good Reason.

(c)       For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive’s written consent:

(i)          any material reduction in Base Salary or Target Bonus, other than a reduction in Base Salary or Target Bonus that applies to other similarly situated executives of the Company;

(ii)       a material diminution in Executive’s position, title, duties, authorities or responsibilities (including membership on the Board), excluding any reduction in duties, responsibilities or authority that results solely from the Company ceasing to be a publicly traded entity;

(iii)        the Executive being required to regularly provide services from a primary place of employment specified by the Company that is not remote;

(iv)         a material breach by the Company or any of its affiliates of any material agreement with Executive;

(v)          the Company’s failure to maintain directors’ and officers’ liability insurance coverage for the Executive; or

(vi)      the failure of the Company to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to expressly assume and agree to perform this Agreement in accordance with its terms.

The Executive cannot terminate employment for Good Reason unless the Executive has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within sixty (60) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate employment for Good Reason within sixty (60) days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.

4.2        Without Cause or for Good Reason. The Employment Term and the Executive’s employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive’s compliance with Section 5, Section 6, Section 7 and Section 8 of this Agreement and the Executive’s execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”) and such Release becoming effective within 30 days following the Termination Date (such 21-day period, the “Release Execution Period”), the Executive shall be entitled to receive the following:

(a)         a lump sum payment equal to one (1) times the sum of Executive’s (i) Base Salary and (ii) Target Bonus for the year in which the Termination Date occurs, which shall be paid within forty-five (45) days following the Termination Date; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year;

(b)         any earned but unpaid annual bonus with respect to any completed fiscal year immediately preceding the Termination Date, which shall be paid on the otherwise applicable payment date (the “Prior Year Bonus”);

(c)          a lump sum payment equal to the prorated annual bonus, if any, that the Executive would have earned for the calendar year in which the Termination Date occurs based on the achievement of applicable performance goals for such year, which shall be payable on the date that annual bonuses are paid to the Company’s similarly situated executives, but in no event later than two-and-a-half (2½) months following the end of the calendar year in which the Termination Date occurs (the “Prorata Bonus”);

(d)       with respect to outstanding equity or equity-based awards that vest solely based on continued service with the Company shall immediately vest and/or become exercisable (the “Service-Based Equity Acceleration”);

(e)        with respect to outstanding equity or equity-based awards that vest upon attainment of performance goals, full vesting based on actual level of performance for any open performance period(s), with actual level of performance for the open performance period(s) to be determined by the Board in good faith (the “Performance-Based Equity Acceleration”); and

(f)          if the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for the Executive and the Executive’s dependents. Such reimbursement shall be paid to the Executive on the fifteenth (15th) of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the twelve (12) month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s making payments under this Section 4.2(f) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the parties agree to reform this Section 4.2(f) in a manner as is necessary to comply with the ACA, including making payments to the Executive in lieu of providing ongoing coverage.

4.3         Death.

(a)          The Executive’s employment hereunder shall terminate automatically on the Executive’s death during the Employment Term.

(b)        If the Executive’s employment is terminated during the Employment Term on account of the Executive’s death, the Executive’s estate and/or beneficiaries shall be entitled to receive the Accrued Amounts and, subject to the Executive’s estate and/or beneficiaries’ timely execution and non-revocation of the Release:

(i)           the Prorata Bonus;

(ii)          the Service-Based Equity Acceleration;

(iii)         the Performance-Based Equity Acceleration;

(iv)       the Company shall provide continued health coverage for the Executive’s eligible dependents for thirty-six (36) months following the Termination Date, or, at the election of the Company, a taxable lump-sum cash payment equal to the cost of such coverage for such thirty-six (36) month period;

(v)          the Company shall maintain directors’ and officers’ liability insurance coverage for the Executive providing coverage for a period of not less than six (6) years following the Termination Date, with terms and conditions no less favorable than those in effect immediately prior to the Termination Date; and

(vi)         the Company shall continue to indemnify and advance expenses to the Executive and, as applicable, the Executive’s estate and/or beneficiaries, to the fullest extent provided under the Company’s organizational documents and applicable law, as in effect on the Termination Date.

4.4         Disability.

(a)          Upon Executive’s Disability, Executive will receive the Accrued Amounts, and subject to the Executive or the Executive’s estate and/or beneficiaries’ timely execution and non-revocation of the Release:

(i)           the Prorata Bonus;

(ii)          the Service-Based Equity Acceleration;

(iii)         the Performance-Based Equity Acceleration;

(iv)        the Company shall provide continued health coverage for the Executive’s eligible dependents for twenty four (24) months following the Termination Date, or, at the election of the Company, a taxable lump-sum cash payment equal to the cost of such coverage for such twenty four (24) month period;

(v)          the Company shall maintain directors’ and officers’ liability insurance coverage for the Executive providing coverage for a period of not less than six (6) years following the Termination Date, with terms and conditions no less favorable than those in effect immediately prior to the Termination Date; and

(vi)        the Company shall continue to indemnify and advance expenses to the Executive and, as applicable, the Executive’s estate and/or beneficiaries, to the fullest extent provided under the Company’s organizational documents and applicable law, as in effect on the Termination Date.

(b)         In addition to the benefits set forth in Section 4.4(a) above, to the extent that the Executive becomes entitled to Disability treatment as a result of an intentional violent act of a third party targeting the Executive, the Executive shall, subject to the execution of a Release by the Executive (or if unable to execute such a Release, his designee), become entitled to a payment equal to one (1) times the sum of Executive’s (i) Base Salary and (ii) Target Bonus for the year in which the Termination Date for Disability occurs, which shall be paid in lump sum within forty-five (45) days following the Termination Date for the Disability; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year.

(c)        For purposes of this Agreement, “Disability” shall mean a condition that entitles the Executive to receive long-term disability benefits under the Company’s long-term disability plan, or if there is no such plan, the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of the Executive’s job, with or without reasonable accommodation, for 180 days out of any three hundred sixty-five (365) day period or one hundred twenty (120)  consecutive days; provided, however, in the event that the Company temporarily replaces the Executive, or transfers the Executive’s duties or responsibilities to another individual on account of the Executive’s inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, then the Executive’s employment shall not be deemed terminated by the Company and the Executive shall not be able to resign with Good Reason as a result thereof. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

Notwithstanding any other provision contained herein, all payments made in connection with the Executive’s Disability shall be provided in a manner which is consistent with federal and state law.

4.5        Change in Control Termination. Notwithstanding any other provision contained herein, if the Executive’s employment hereunder is terminated by the Executive for Good Reason or by the Company without Cause (other than on account of the Executive’s death or Disability), in each case within twenty-four (24) months following a Change in Control (as defined in the Equity Incentive Plan), the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive’s compliance with Section 5, Section 6, Section 7 and Section 8 of this Agreement and the Executive’s execution of a Release which becomes effective within 30 days following the Termination Date, the Executive shall be entitled to receive the following:

(a)         a lump sum payment equal to two (2) times the sum of Executive’s (i) Base Salary and (ii) Target Bonus for the year in which the Termination Date occurs, which shall be paid within forty-five (45) days following the Termination Date; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year;

(b)          the Prior Year Bonus;

(c)          the Prorata Bonus;

(d)          the Service-Based Equity Acceleration;

(e)          with respect to outstanding equity or equity-based awards that vest upon attainment of performance goals, full vesting at the greater of target and actual level of performance for any open performance period(s), with actual level of performance for the open performance period(s) to be determined by the Board in good faith; and

(f)          if the Executive timely and properly elects health continuation coverage under COBRA, the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for the Executive and the Executive’s dependents. Such reimbursement shall be paid to the Executive on the fifteenth (15th) of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the twenty-four (24) month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer or other source; provided, however, that if the continued benefit pursuant to this Section 4.5(f) would otherwise end prior to the twenty-four (24) month anniversary of the Termination Date as a result of clause (ii) above, subject to the next sentence, the Company will provide a substantially similar economic benefit through the twenty-four (24) month anniversary of the Termination Date. Notwithstanding the foregoing, if the Company’s making payments under this Section 4.5(f) would violate the nondiscrimination rules applicable to non-grandfathered plans under ACA, or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the parties agree to reform this Section 4.5(f) in a manner as is necessary to comply with the ACA.

4.6          Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 4.3(a) on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 24. The Notice of Termination shall specify:

(a)          The termination provision of this Agreement relied upon;

(b)        To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and

(c)          The applicable Termination Date.

4.7         Termination Date. The Executive’s “Termination Date” shall be:

(a)          If the Executive’s employment hereunder terminates on account of the Executive’s death, the date of the Executive’s death;

(b)         If the Executive’s employment hereunder is terminated on account of the Executive’s Disability, the date that it is determined that the Executive has a Disability;

(c)         If the Company terminates the Executive’s employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive;

(d)        If the Company terminates the Executive’s employment hereunder without Cause, the date specified in the Notice of Termination, which shall be no less than thirty (30) days following the date on which the Notice of Termination is delivered; provided that, the Company shall have the option to provide the Executive with a lump sum payment equal to thirty (30) days’ Base Salary in lieu of such notice, which shall be paid in a lump sum on the Executive’s Termination Date and for all purposes of this Agreement, the Executive’s Termination Date shall be the date on which such Notice of Termination is delivered; provided, that in the event the Company elects to pay in lieu of notice, the Executive shall (i) continue to receive all employee benefits and equity vesting for such thirty (30) day period as if actively employed, or (ii) if such continuation is not practicable, receive a cash payment equal to the value of such benefits and vesting, in each case determined in good faith by the Company; and

(e)        If the Executive terminates the Executive’s employment hereunder with or without Good Reason, the date specified in the Executive’s Notice of Termination, which shall be no less than thirty (30) days following the date on which the Notice of Termination is delivered; provided that, the Company may waive all or any part of the thirty (30) day notice period for no consideration by giving written notice to the Executive and for all purposes of this Agreement, the Executive’s Termination Date shall be the date determined by the Company.

Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which the Executive incurs a “separation from service” within the meaning of Section 409A.

4.8        Termination Date. On termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company Group.

4.9         No Mitigation or Offset. Executive shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking or accepting other employment following the Termination Date. The amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation or benefit earned by the Executive as the result of employment by another employer or by retirement or other benefits, except as described in Section 4.2(f) or Section 4.5(f).

4.10       Section 280G.

(a)        If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payments or benefits received in connection with a Change in Control or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement, or otherwise) constitute “parachute payments” within the meaning of Section 280G of the Code and will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the present value of Executive’s payments and benefits will be reduced by the minimum amount necessary such that the aggregate present value of such payments and benefits do not trigger the Excise Tax; provided, however, no such reductions shall be given effect if Executive would be entitled to greater payments and benefits on an after-tax basis (taking into account the Excise Tax imposed pursuant to Section 4999 of the Code, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes) than if such reductions were to be implemented.

(b)         If payments or benefits are to be reduced, any such reduction in payments and/or benefits shall be made in accordance with Section 409A and shall occur in the manner that results in the greatest economic benefit to Executive as determined by an independent accounting firm or independent tax counsel mutually acceptable to the Company and the Executive (the “Tax Counsel”). All calculations and determinations under this Section 4.10 shall be made by the Tax Counsel whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 4.10, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 4.10. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

5.        Cooperation. The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation.

6.           Confidential Information. The Executive understands and acknowledges that during the Employment Term, the Executive will have access to and learn about Confidential Information, as defined below.

6.1         Definition. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic, or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, device configurations, embedded data, compilations, metadata, technologies, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Company Group or its businesses, or of any other person or entity that has entrusted information to the Company Group in confidence.

The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Executive understands and agrees that Confidential Information includes information developed by Executive in the course of employment by the Company as if the Company furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive; provided that, such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive’s behalf.

The Executive understands and acknowledges that the Executive’s obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Executive first having access to such Confidential Information (whether before or after the Executive begins employment by the Company) and shall continue during and after the Executive’s employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Executive’s breach of this Agreement or breach by those acting in concert with the Executive or on the Executive’s behalf.

6.2        Company Creation and Use of Confidential Information. The Executive understands and acknowledges that the Company has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the field of asset or investment management industry. The Executive understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace.

6.3         Protected Rights. The following rights set forth in this Section 6.3 shall be referred to herein as the “Protected Rights.”

(a)      Permitted Disclosures. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Secretary of the Company.

Section 7 of this Agreement does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Secretary of the Company.

(b)         Permitted Communications. Nothing herein prohibits or restricts the Executive (or the Executive’s attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any other federal or state regulatory authority.

(c)          Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement, the Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(i)          is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(ii)          is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

(d)          If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive:

(i)          files any document containing trade secrets under seal; and

(ii)          does not disclose trade secrets, except pursuant to court order.

7.           Restrictive Covenants.

7.1       Acknowledgment. The Executive understands that the nature of the Executive’s position gives the Executive access to and knowledge of Confidential Information and places the Executive in a position of trust and confidence with the Company. The Executive understands and acknowledges that the intellectual, artistic or services the Executive provides to the Company are unique, special, or extraordinary. The Executive further understands and acknowledges that, subject to the Protected Rights, the Company’s ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity.

7.2        Non-Competition. Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to the Executive, during the Employment Term and for the one year period beginning on the last day of the Executive’s employment with the Company, regardless of the reason for the termination and whether employment is terminated at the option of the Executive or the Company Group, the Executive agrees and covenants not to engage in Prohibited Activity within the asset or investment management industry (as limited by the definition of Prohibited Activity below).

For purposes of this Section 7, “Prohibited Activity” is activity in which the Executive contributes the Executive’s knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to with any business that is (i) acting as a publicly traded Bitcoin treasury company (i.e., purchasing, holding and managing Bitcoin as a principal treasury reserve asset) or (ii) a entity or organization in the asset or investment management industry that provide Bitcoin treasury services and the Executive is employed or engaged with respect to those services, or (iii) or engaging in a business that otherwise constitutes a defined peer business in the same line of business as the Company. Prohibited Activity also includes activity that may require or inevitably requires disclosure of trade secrets, proprietary information or Confidential Information.

Nothing herein shall prohibit the Executive from (i) purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation, (ii) owning the majority controlling interest in a privately held company that does not compete with the Company with the prior written approval of the Board (iii) holding interests through diversified investment vehicles, private equity, hedge funds or other portfolio investments that are not controlled by the Executive, (iv) serving on the board of directors of a nonprofit organization, (v) serving on one outside for-profit board of directors, subject to the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), or (vi) engaging in speaking, lecturing, teaching, writing or similar activities, in each of the cases of clauses (i) through (v) above, none of these activities will interfere with the Executive’s duties set forth in Section 2.2 above.

7.3       Non-Solicitation of Employees. For a period of twelve (12) months following the Termination Date, the Executive shall not, directly or indirectly, solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company with whom the Executive worked during the twelve (12) months immediately preceding the termination of the Executive’s employment with the Company.

7.4       Non-Solicitation of Customers. The Executive understands and acknowledges that because of the Executive’s experience with and relationship to the Company, the Executive will have access to and learn about much or all of the Company’s customer information. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, decisionmakers, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to services.

The Executive understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm.

The Executive agrees and covenants, during the one year period beginning on the last day of the Executive’s employment with the Company, not to directly or indirectly solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, instant message, or social media), attempt to contact, or meet with the Company’s current customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company.

This restriction shall only apply to:

(a)          Customers or prospective customers the Executive contacted in any way during the past one year;

(b)          Customers about whom the Executive has trade secret or confidential information;

(c)          Customers who became customers during the Executive’s employment with the Company; and

(d)          Customers about whom the Executive has information that is not available publicly.

In the event of the Executive’s termination without Cause or for Good Reason, the Company and the Executive may agree to modified terms on any provision of this Section 7, provided such modification is in writing and signed by both Parties as set forth in Section 16 herein.

8.          Non-Disparagement. The Executive agrees and covenants that, the Executive will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees. This Section 8 does not, in any way, restrict or impede the Executive from exercising Protected Rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Secretary of the Company. The Company agrees and covenants that it shall direct its officers and directors to refrain from making any defamatory or disparaging remarks, comments, or statements concerning the Executive to any third parties.

9.         Acknowledgment. The Executive acknowledges and agrees that the services to be rendered by the Executive to the Company are of a special and unique character; that the Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of the Executive’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company. The Executive further acknowledges that the benefits provided to the Executive under this Agreement, including the amount of the Executive’s compensation reflects, in part, the Executive’s obligations and the Company’s rights under Section 6, Section 7 and Section 8 of this Agreement; that the Executive has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; and that the Executive will not suffer undue hardship by reason of full compliance with the terms and conditions of Section 6, Section 7 and Section 8 of this Agreement or the Company’s enforcement thereof.

10.        Remedies. In the event of a breach or threatened breach by the Executive of Section 6, Section 7 and Section 8 of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, and that money damages would not afford an adequate remedy, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

11.         Proprietary Rights.

11.1      Work Product. The Executive acknowledges and agrees that all right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by the Executive individually or jointly with others during the Employment Term and relate in any way to the business or contemplated business, products, activities, research, or development of the Company or result from any work performed by the Executive for the Company (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to US and foreign (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), and rights in data and databases, (d) trade secrets, know-how, and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

For purposes of this Agreement, Work Product includes, but is not limited to, Company information.

11.2       Work Made for Hire; Assignment. The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

11.3     Further Assurances; Power of Attorney. During and after the Employment Term, the Executive agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect, and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Company. The Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Executive’s behalf in the Executive’s name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by the Executive’s subsequent incapacity.

11.4       No License. The Executive understands that this Agreement does not, and shall not be construed to, grant the Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to the Executive by the Company.

12.       Security.

12.1       Security and Access. The Executive agrees and covenants (a) to comply with all Company security policies and procedures as in force from time to time (“Facilities and Information Technology Resources”); (b) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of the Executive’s employment by the Company, whether termination is voluntary or involuntary. The Executive agrees to notify the Company promptly in the event the Executive learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction, or reverse engineering of, or tampering with any Facilities and Information Technology Resources or other Company property or materials by others.

12.2      Exit Obligations. Upon (a) voluntary or involuntary termination of the Executive’s employment or (b) the Company’s request at any time during the Executive’s employment, the Executive shall (i) provide or return to the Company any and all Company property and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with the Executive’s employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive’s possession or control, including those stored on any non- Company Group devices, networks, storage locations, and media in the Executive’s possession or control.

13.        Publicity. The Executive hereby irrevocably consents to any and all uses and displays, by the Company and its agents, representatives and licensees, of the Executive’s name, voice, likeness, image, appearance, and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes, and all other printed and electronic forms and media throughout the world, at any time during or after the Employment Term, for all legitimate commercial and business purposes of the Company (“Permitted Uses”) without further consent from or royalty, payment, or other compensation to the Executive. The Executive hereby forever waives and releases the Company and its directors, officers, employees, and agents from any and all claims, actions, damages, losses, costs, expenses, and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the Employment Term, arising directly or indirectly from the Company Group’s and its agents’, representatives’, and licensees’ exercise of their rights in connection with any Permitted Uses.

14.         Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Texas without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Texas. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

15.         Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

16.        Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the Secretary of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

17.         Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

18.       Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

19.        Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

20.         Tolling. Should the Executive violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which the Executive ceases to be in violation of such obligation.

21.         Section 409A.

21.1      General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

21.2     Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with the Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date following the six-month anniversary of the Termination Date or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

21.3      Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a)        the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b)         any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c)        any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

22.         Notification to Subsequent Employer. When the Executive’s employment with the Company terminates, the Executive agrees to notify any subsequent employer of the restrictive covenants sections contained in this Agreement. The Executive will also deliver a copy of such notice to the Company before the Executive commences employment with any subsequent employer. In addition, the Executive authorizes the Company to provide a copy of the restrictive covenants sections of this Agreement to third parties, including but not limited to, the Executive’s subsequent, anticipated, or possible future employer.

23.         Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company shall use its best efforts to assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

24.         Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

Strive, Inc.
200 Crescent Court Suite 1400
Dallas, Texas 75201

If to the Executive:

At Executive’s email or home address as then shown in the Company’s personnel records.

25.         Representations of the Executive. The Executive represents and warrants to the Company that:

(a)        The Executive’s acceptance of employment with the Company and the performance of duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which the Executive is a party or is otherwise bound.

(b)       The Executive’s acceptance of employment with the Company and the performance of duties hereunder will not violate any non-solicitation, non- competition, or other similar covenant or agreement of a prior employer.

26.        Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

27.        Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

28.        Acknowledgment of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Strive, Inc.

By:	/s/ Matthew Cole
Name: Matthew Cole
Title: Chief Executive Officer

By:	/s/ Arshia Sarkhani
Name: Arshia Sarkhani

[Signature Page to Employment Agreement]